FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC.

ROLAND DIGGELMANN JOINS METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio, USA – August 1, 2022 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Roland Diggelmann has been appointed to its Board of Directors.

Mr. Diggelmann most recently served as the Chief Executive Officer of Smith & Nephew Plc from 2019-2022. Prior to this role, he was CEO of Roche Diagnostics from 2012 to 2018 and managing director of the Asia Pacific region from 2008 to 2012. Earlier in his career, Mr. Diggelmann served in various senior management roles at Zimmer Holdings, Centerpulse, and Sulzer Medica. He is a member of the board of directors of Sonova Holding AG, and is a Swiss citizen.

Robert F. Spoerry, Chair of the Board, stated, “Roland brings over 10 years of executive experience serving customers in the pharma/life science industry, a key end market for METTLER TOLEDO. His experience as a CEO of multinational companies, his extensive international expertise, as well as his knowledge as a public company director will provide valuable insights. We welcome Roland and look forward to his contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.